                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-
      6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                             Buckeye Partners, L.P.
                             ----------------------
                (Name of Registrant as Specified in its Charter)


                             Buckeye Partners, L.P.
                             ---------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per exchange Act Rules 14a-6(i)(4) and 0-11.

   1)  Title of each class of securities to which transaction applies:

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   2)  Aggregate number of securities to which transaction applies:

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   3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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   4)  Proposed maximum aggregate value of transaction:

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   5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1)  Amount Previously Paid: ______________________________________
   2)  Form, Schedule or Registration Statement No.: ________________
   3)  Filing Party: ________________________________________________
   4)  Date Filed: __________________________________________________

BUCKEYE PARTNERS, L.P.
P.O. Box 368
Emmaus, PA  18049-0368


To Our Unitholders:



     Buckeye Partners, L.P., 1997 second quarter net income was $11.4 million, or $.93 per unit, 10.7 percent higher than 1996 second quarter net income of $10.3 million, or $.84 per unit. Second quarter revenue and operating income were $46.4 million and $16.7 million compared with $44.6 million and $13.0 million, respectively, for 1996.

     Second quarter operating results reflect 4.0 percent higher pipeline volume compared with same period in 1996. Increases occurred in distillate, gasoline and turbine fuel volumes. Total costs and expenses for the second quarter were
6.0 percent lower than the second quarter of last year primarily due to lower payroll expenses. The second quarter of 1996 included a one-time restructuring charge of $2.5 million related to an early retirement and staff reduction program implemented in the second quarter of 1996.

     The Partnership's net income for the six months ended June 30, 1997 was $22.9 million, or $1.88 per unit, compared with 1996 net income for the same period of $21.9 million, or $1.80 per unit. During the first six months of last year, net income included a non-operating gain of $2.9 million on the sale of real property.

     If you owned Buckeye units on June 11, 1997, you are entitled to vote on management's proposal to restructure the Company's employee stock ownership plan (the "ESOP"). By this time, you should have received a proxy statement that describes the transaction and a proxy card. If you did not receive these proxy materials, or if you discarded them, please call D. F. King, our proxy solicitation firm, at 1-800-628-8509 and they will send you another set of the proxy materials.

     It is important that you vote. If the proposals described in the proxy statement are approved by the Unitholders, the Board of Directors of the General Partner intends to increase the annual rate of cash distributions paid to Unitholders from $3.00 to $3.52 per LP Unit. Based upon this, and other factors described in detail in the proxy statement, a Special Committee of the Board, acting on behalf of Unitholders, concluded that the proposed ESOP restructuring is in the best interest of Unitholders, and the Board of Directors of the General Partner unanimously recommends that Unitholders vote FOR the ESOP restructuring.

     Failure to vote by proxy or in person at the Special Meeting scheduled for August 11, 1997, will have the same effect as a vote against the ESOP restructuring. We encourage you, therefore, to review the proxy materials and to complete, date, sign and mail the proxy card promptly.

     Thank you for your continued support of Buckeye.

                                            A. W. Martinelli
                                            Chairman and Chief Executive Officer
                                            Buckeye Management Company,
                                               as General Partner
                                            July  14, 1997

CONDENSED STATEMENTS OF INCOME  (UNAUDITED)

                                            Three Months        Six Months
                                           Ended June 30,     Ended June 30,
-----------------------------------------------------------------------------
(In millions,
except per unit amounts)                    1997       1996     1997     1996
-----------------------------------------------------------------------------
REVENUE                                    $46.4     $ 44.6   $ 90.2   $ 90.9
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COSTS AND EXPENSES
Operating expenses                          23.1       25.4     44.0     48.3
Depreciation and amortization                2.8        2.8      5.7      5.7
General and administrative                   3.8        3.4      7.0      6.6
     Total costs and expenses               29.7       31.6     56.7     60.6
-----------------------------------------------------------------------------
OPERATING INCOME                            16.7       13.0     33.5     30.3
Other income (expense), net                 (5.3)      (2.7)   (10.6)    (8.4)
-----------------------------------------------------------------------------
NET INCOME                                 $11.4     $ 10.3   $ 22.9   $ 21.9
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NET INCOME PER UNIT                        $0.93     $ 0.84   $ 1.88   $ 1.80
NUMBER OF UNITS                             12.2       12.2     12.2     12.2
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

CONDENSED BALANCE SHEETS (UNAUDITED)

                                                   June 30,       Dec. 31,
-----------------------------------------------------------------------------
(In millions)                                        1997           1996
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ASSETS
Current assets                                      $ 49.5         $ 53.9
Property, plant and equipment, net                   514.3          511.6
Other non-current assets                               2.1            2.3
     Total Assets                                   $565.9         $567.8
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LIABILITIES AND PARTNERS' CAPITAL
Current liabilities                                 $ 42.1         $ 40.2
Long-term debt                                       193.6          202.1
Minority interests                                     3.0            2.9
Other non-current liabilities                         46.3           46.6
Partners' capital
     General Partner                                   2.8            2.8
     Limited Partners                                278.1          273.2
          Total Partners' Capital                    280.9          276.0
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          Total Liabilities and
          Partners' Capital                         $565.9         $567.8
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

The New York Stock Exchange symbol for Buckeye Partners, L.P. is BPL.

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                                                 Six Months
                                                                Ended June 30,
-----------------------------------------------------------------------------
(In millions)                                                   1997     1996
-----------------------------------------------------------------------------
Cash provided by operating activities                         $ 33.1   $ 19.9
Cash used in investing activities                               (8.4)    (0.9)
Cash used in financing activities                              (23.9)   (17.5)
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Net increase in cash and
     cash equivalents                                             .8      1.5
Cash and cash equivalents --
     beginning of period                                        17.4     16.2
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Cash and cash equivalents --
 end of period                                                $ 18.2   $ 17.7
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

HIGHLIGHTS OF OPERATIONS
                                            Three Months        Six Months
                                           Ended June 30,      Ended June 30,
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                                           1997      1996      1997      1996
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
OPERATING DATA
Volume (thousand
  barrels per day)                      1,022.1     982.9    1004.5      995.1
Barrel miles (billions)                    11.4      10.7      21.6       21.4
Average tariff rate
  (cents per barrel)                       49.7      49.2      49.2       49.2
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

PARTNERSHIP INFORMATION
Transfer Agent and Registrar:                 Investor Information:
First Chicago Trust Company                   For more information about
  of New York                                 the Partnership, please contact:
Post Office Box 2500
Jersey City, NJ 07303-2500
(800)519-3111                                 Buckeye Partners, L.P.
                                              Thomas B. Dornblaser
Partnership Office:                           Manager, Investor Relations
Buckeye Partners, L.P.                        Post Office Box 368
3900 Hamilton Boulevard                       Emmaus, PA 18049-0368
Allentown, PA 18103                           (800)422-2825
(610)770-4000

IMPORTANT TAX INFORMATION
Unitholders who are owners on the first day of any month will be allocated their proportionate share of the Partnership's annual income, gain, loss, deduction or credit and, accordingly, will be subject to appropriate federal and state income taxes. Thus, a unitholder's taxable income will not necessarily correspond to the cash distributions received during the year. The Partnership will provide annually to all unitholders who are identified to the Partnership all necessary information required to be included in their federal income tax returns.